Exhibit 99.1

AMETEK Announces First Quarter Results and Raises 2021 Guidance

BERWYN, PA, May 4, 2021 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the first quarter ended March 31, 2021.

AMETEK’s first quarter 2021 sales were $1.22 billion, a 1% increase over the first quarter of 2020, with organic sales growth of 1%. Operating income increased 6% to $293.3 million, and operating margins were up 110 basis points to 24.1%, both versus the prior year’s adjusted results.

On a GAAP basis, first quarter earnings per diluted share were $0.94. Adjusted earnings were $1.07 per diluted share, up 5% versus the prior year’s adjusted results. Adjusted earnings adds back non-cash, after-tax, acquisition-related intangible amortization of $0.13 per diluted share. A reconciliation of reported GAAP results to adjusted results is included in the financial tables accompanying this release and on the AMETEK website.

“AMETEK performed exceptionally well in the first quarter,” commented David A. Zapico, AMETEK Chairman and Chief Executive Officer. “We were pleased with the return to organic sales growth earlier than anticipated, while order momentum remains very strong with a record level of orders and 9% organic orders growth in the quarter. Additionally, our businesses delivered outstanding operating performance with robust margin expansion.”

“We continue to generate strong cash flow with operating cash flow up 5% in the quarter and free cash flow conversion of 122% of net income. This excellent cash flow generation is being used to support an active acquisition environment. Thus far in 2021, we have deployed $1.85 billion on five strategic acquisitions. We remain well positioned with a pipeline of attractive acquisition opportunities and strong balance sheet capacity to support our continued growth,” noted Mr. Zapico.

Electronic Instruments Group (EIG)
First quarter EIG sales were $790.9 million, up 2% compared to the first quarter of 2020. EIG’s operating income in the quarter was up 7% to $206.9 million, and operating margins were up 110 basis points to 26.2%, versus the prior year’s adjusted results.

“EIG delivered strong results in the first quarter with solid sales growth and outstanding operating performance,” noted Mr. Zapico. “Sales were stronger than expected in the quarter as we continue to see improvements across our key end markets, in particular across our Process businesses.”

Page | 1

Electromechanical Group (EMG)
EMG sales in the first quarter were $424.8 million, down 1% compared to last year’s first quarter. Operating income for EMG was up 8% to a record $105.0 million, and operating margins were up 190 basis points to a record 24.7%, versus the prior year’s adjusted results.

“EMG also had an excellent first quarter with solid organic sales growth offset by the divestiture of Reading Alloys,” commented Mr. Zapico. “EMG’s automation businesses are benefitting from solid demand for their precision motion control solutions, while EMG’s operational initiatives delivered record operating profit and operating margins in the quarter.”

2021 Outlook
“The strength of the AMETEK Growth Model was reflected in our results this quarter and in our revised outlook for the balance of the year. Our differentiated businesses, diverse and balanced end market exposures, exceptional operating capability, robust cash flow generation and proven ability to deploy capital on value enhancing acquisitions, has positioned AMETEK extremely well for strong growth in 2021 and beyond,” continued Mr. Zapico.

“Given our first quarter results and recent acquisition activity we are increasing our guidance for the year. For 2021, we now expect overall sales to be up high teens on a percentage basis compared to the prior year, with organic sales up high single digits. Adjusted earnings per diluted share are expected to be in the range of $4.48 to $4.56, an increase of 13% to 15% over the comparable basis for 2020. This is an increase from our previous adjusted earnings guidance range of $4.18 to $4.30 per diluted share," he added.

"Overall sales in the second quarter are expected to be up in the low 30% range versus the second quarter of 2020. We anticipate adjusted earnings per diluted share will be in the range of $1.08 to $1.10, up 29% to 31% versus last year's second quarter. Our full year and second quarter guidance includes all five recently completed acquisitions," concluded Mr. Zapico.

Conference Call
AMETEK will webcast its first quarter 2021 investor conference call on Tuesday, May 4, 2021, beginning at 8:30 AM ET. The live audio webcast will be available and later archived in the Investors section of www.ametek.com.

About AMETEK
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales in 2020 of more than $4.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Page | 2

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are "forward-looking statements." Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include risks related to COVID-19 and its potential impact on AMETEK’s operations, supply chain, and demand across key end markets; AMETEK’s ability to consummate and successfully integrate future acquisitions; risks with international sales and operations, including supply chain disruptions; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247

Page | 3

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net sales	$1,215,742	$1,202,218
Cost of sales	789,392	824,647
Selling, general and administrative	133,005	145,531
Total operating expenses	922,397	970,178
Operating income	293,345	232,040
Interest expense	(18,947)	(22,741)
Other (expense) income, net	(1,942)	141,776
Income before income taxes	272,456	351,075
Provision for income taxes	53,223	70,459
Net income	$219,233	$280,616
Diluted earnings per share	$0.94	$1.22
Basic earnings per share	$0.95	$1.23
Weighted average common shares outstanding:
Diluted shares	232,296	230,872
Basic shares	230,435	228,962
Dividends per share	$0.20	$0.18

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net sales:
Electronic Instruments	$790,924	$774,225
Electromechanical	424,818	427,993
Consolidated net sales	$1,215,742	$1,202,218

Operating income:
Segment operating income:
Electronic Instruments	$206,897	$171,271
Electromechanical	105,033	76,564
Total segment operating income	311,930	247,835
Corporate administrative expenses	(18,585)	(15,795)
Consolidated operating income	$293,345	$232,040

Page | 4

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,123,660	$1,212,822
Receivables, net	678,467	597,472
Inventories, net	604,321	559,171
Other current assets	167,045	153,005
Total current assets	2,573,493	2,522,470

Property, plant and equipment, net	549,313	526,530
Right of use asset, net	166,675	167,233
Goodwill	4,292,402	4,224,906
Other intangibles, investments and other assets	2,998,000	2,916,344
Total assets	$10,579,883	$10,357,483

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt, net	$94,670	$132,284
Accounts payable and accruals	1,043,793	943,631
Total current liabilities	1,138,463	1,075,915

Long-term debt, net	2,256,910	2,281,441
Deferred income taxes and other long-term liabilities	1,063,762	1,050,781
Stockholders' equity	6,120,748	5,949,346
Total liabilities and stockholders' equity	$10,579,883	$10,357,483

Page | 5

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
EIG Segment operating income (GAAP)	$206,897	$171,271
Realignment costs	—	22,846
Adjusted EIG Segment operating income (Non-GAAP)	$206,897	$194,117

EMG Segment operating income (GAAP)	$105,033	$76,564
Realignment costs	—	20,890
Adjusted EMG Segment operating income (Non-GAAP)	$105,033	$97,454

Operating income (GAAP)	$293,345	$232,040
Realignment costs	—	43,928
Adjusted Operating income (Non-GAAP)	$293,345	$275,968

Income before income taxes (GAAP)	$272,456	$351,075
Realignment costs	—	43,928
Gain from sale of Reading Alloys	—	(141,020)
Adjusted income before income taxes (Non-GAAP)	$272,456	$253,983

Net income (GAAP)	$219,233	$280,616
Realignment costs	—	43,928
Income tax benefit on realignment costs	—	(10,293)
Gain from sale of Reading Alloys	—	(141,020)
Income tax expense on sale of business	—	31,446
Adjusted Net income (Non-GAAP)	$219,233	$204,677

Diluted earnings per share (GAAP)	$0.94	$1.22
Realignment costs	—	0.19
Income tax benefit on realignment costs	—	(0.04)
Gain from sale of Reading Alloys	—	(0.61)
Income tax charge on gain on sale of Reading Alloys	—	0.14
Pretax amortization of acquisition-related intangible assets	0.17	0.17
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.04)
Rounding	—	(0.01)
Adjusted Diluted earnings per share (Non-GAAP)	$1.07	$1.02

EIG Segment operating margin (GAAP)	26.2%	22.1%
Realignment costs	—%	3.0%
Adjusted EIG Segment operating margin (Non-GAAP)	26.2%	25.1%

EMG Segment operating margin (GAAP)	24.7%	17.9%
Realignment costs	—%	4.9%
Adjusted EMG Segment operating margin (Non-GAAP)	24.7%	22.8%

Operating income margin (GAAP)	24.1%	19.3%
Realignment costs	—%	3.7%
Adjusted Operating income margin (Non-GAAP)	24.1%	23.0%

Page | 6

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In millions, except per share amounts)
(Unaudited)

FREE CASH FLOW
	Three Months Ended
	March 31,
	2021	2020

Cash provided by operating activities	$284.4	$270.8
Deduct: Capital expenditures	(17.5)	(16.9)
Free cash flow	$266.9	$253.9

Free Cash Flow Conversion (Free cash flow divided by net income)	122%	90%

	Diluted Earnings Per Share
	Three Months Ended
	March 31,
	2021	2020

Diluted earnings per share (GAAP)	$0.94	$1.22
Pretax amortization of acquisition-related intangible assets	0.17	0.17
Income tax benefit on amortization of acquisition-related intangible assets	(0.04)	(0.04)
Realignment costs	—	0.19
Income tax benefit on realignment costs	—	(0.04)
Gain from sale of Reading Alloys	—	(0.61)
Income tax charge on gain on sale of Reading Alloys	—	0.14
Rounding	—	(0.01)
Adjusted Diluted earnings per share (Non-GAAP)	$1.07	$1.02

Page | 7

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Forecasted Diluted Earnings Per Share
	Three Months Ended		Year Ended
	June 30,		December 31,
	Low	High	Low	High
	2021	2021	2021	2021

Diluted earnings per share (GAAP)	$0.93	$0.95	$3.87	$3.95
Pretax amortization of acquisition-related intangible assets	0.20	0.20	0.80	0.80
Income tax benefit on amortization of acquisition-related intangible assets	(0.05)	(0.05)	(0.19)	(0.19)
Adjusted Diluted earnings per share (Non-GAAP)	$1.08	$1.10	$4.48	$4.56

Use of Non-GAAP Financial Information
The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers.

Page | 8